Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 and related prospectuses (Registration Nos. 333-122386, 333-125861 and 333-140415) of RegeneRx Biopharmaceuticals, Inc. of our report dated March 20, 2007 with respect to the 2005 and 2006 financial statements of RegeneRx Biopharmaceuticals included in this Annual Report (Form 10-K).

/s/ Reznick Group, P.C.

Bethesda, MD

March 30, 2007